AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AGREEMENT dated as of July 14, 1999, between ENERGYNORTH,

INC., a New Hampshire corporation (the "Company"), and MICHELLE

L. CHICOINE residing in Bedford, New Hampshire (the "Executive").

     WHEREAS, the Executive has been employed by the Company or its subsidiaries in various executive positions and has performed valuable services to the Company; and

     WHEREAS, the Company and the Executive wish to amend and

restate the terms of that certain Employment Agreement dated as of December 1, 1998 between the Company and the Executive; and

     WHEREAS, the Executive is willing to continue in the employ of the Company, and the Company desires to retain the services of the Executive;

     NOW, THEREFORE, in consideration of the foregoing and the

respective covenants and agreements of the Executive and the

Company herein contained, the parties hereto agree as follows:

     1.   Employment.
          ----------

     The Company agrees to employ the Executive and, subject to

Section 2, may assign the Executive to work for it and for any subsidiary or affiliated company, and the Executive agrees to perform the duties assigned to her upon the terms and conditions herein provided.

     2.   Position and Responsibilities.
          -----------------------------

     The Company shall employ the Executive and the Executive

agrees to serve, as Executive Vice President Officer, with such duties and responsibilities as are customarily assigned to an individual serving in such capacity, or any other executive

office to which she is elected that does not represent a material diminution from the title, duties and responsibilities of the office of Executive Vice President Officer, for the term and on the conditions hereinafter set forth.  The

Executive agrees to perform such services not inconsistent with her position as shall be assigned to her by the Board of Directors of the

Company (the "Board").  If elected, the Executive shall also serve as an officer of any of the Company's subsidiary or affiliated corporations as may be requested by the Board.

     3.   Term of Agreement and Duties.
          ----------------------------

          (a)  Term of Employment.  The period of the Executive's

employment under this Agreement shall be deemed to have commenced as of December 1, 1998 and shall continue for a period of at least twenty-four (24) full calendar months thereafter, subject to renewal in accordance with Section 3(b) below.

          (b)  One-Year Evergreen Provision.  This Agreement
               ----------------------------

shall be reviewed annually by the Board at its meeting held for the review of compensation and in all events prior to December 1 of each year.  At such yearly review, the Board shall consider whether or not to extend the term of this Agreement for an

additional year.  Unless the Board affirmatively votes not to extend this Agreement, the term of employment and the termination of this Agreement shall be extended for a period of one year from the previous termination date. In the event the Board votes not to extend this Agreement, the termination date of this Agreement shall be the later of the expiration of twenty-four (24) months from the effective date of this Agreement or twenty-four (24)

months from December 1st of the year in which this Agreement was last extended.

          (c)  Duties. During such period of her employment
               ------

hereunder, except for illness, vacation periods, and reasonable leaves of absence, the Executive shall devote substantially all of her business time, attention, skill and efforts to the

faithful performance of her duties.  With the approval of the

Board, however, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, when, in the Board's judgment, that service will not conflict with the interests of the Company or any of its subsidiaries or affiliates or divisions or materially affect the performance of the Executive's duties pursuant to this Agreement.

     4.   Compensation.
          ------------

     For all services to be rendered by the Executive in any

capacity during the period of her employment under this

Agreement, including, without limitation, services as an

executive, officer, director, or member of any committee of the

Company or of any subsidiary, affiliate or division thereof the

Company will pay or cause to be paid to the Executive and will provide or cause to be provided to the Executive the following:

          (a)  Salary.  The Executive shall be compensated by the
               ------

Company for her services in such capacities at the aggregate base salary rate of one hundred seventy-five thousand dollars

($175,000) per year or such higher rate as the Board may, in its discretion, determine, payable in equal installments no less frequently than monthly.  In addition, the Executive shall be compensated by the Company crediting to her Deferred Compensation

Account, maintained in accordance with the Deferred Compensation

Agreement between the Executive and the Company, as amended or replaced, such amount as the Board may, in its discretion,

determine, payable in equal installments no less frequently than monthly.

          (b)  Incentive Compensation.  The Executive shall be
               ----------------------

entitled to participate in any existing or future incentive

compensation, stock option, stock purchase or other bonus plans covering the employees of the Company (or any subsidiary or

affiliate) on the same basis as other officers; and where

applicable, in any such plans of any subsidiary, affiliate or division thereof from which she receives compensation.

          (c)  Deferred Compensation.  The Executive shall have
               ---------------------

the right to defer what would otherwise be current compensation in accordance with a Deferred Compensation Agreement entered into between the Executive and the Company, as amended or replaced.

The Executive, may, in addition, be compensated by the Company crediting amounts to her Deferred Compensation Account,

maintained in accordance with such Deferred Compensation

Agreement, as such intervals during each year as the Company may determine.

          (d)  Automobile. The Company shall provide to the
               ----------

Executive an automobile, or an automobile allowance, for her exclusive use on the same basis as other officers and in any event on a basis no less favorable than that enjoyed by her at the date of this Agreement.

          (e)  Vacations.  The Executive shall be entitled to
               ---------
vacation pursuant to that policy applicable to other employees of similar rank and stature at the Company.

     5.   Expenses.
          --------
     The Company (or its subsidiaries or affiliates, as the case may be) shall reimburse the Executive for all reasonable

expenses, including travel, and other disbursements incurred by her for or on behalf of the Company (or its subsidiaries or

affiliates) in the performance of her duties hereunder consistent with the current reimbursement policies of the Company, but in no event less favorable than the reimbursement policies in existence on the effective date of this Agreement.

     6.   Participation in Benefit and Incentive Plans.
          --------------------------------------------
     The Executive shall participate in any retirement, pension,

group life, health or accident insurance, stock option, stock purchase, restricted stock, bonus or any other employee benefit or incentive plans generally available to the executives and employees of the Company (or any subsidiary or affiliate),

whether now in force or hereafter adopted, in accordance with their
terms.  In the event the Executive is employed by the

Company pursuant to this Agreement and elects to retire under the provisions of the EnergyNorth, Inc. Retirement Plan for Salaried

Employees ("Pension Plan"), the Executive shall be entitled to the same post-retirement medical, life and other applicable

benefits that other officer level executives at the Company

receive upon retirement in accordance with the Company's then existing administrative policies. Further, the Executive shall be entitled to receive post-retirement medical, life and other

applicable benefits that other officer level executives at the

Company receive upon retirement in accordance with the Company's then existing administrative policies and at the time the

Executive elects to retire under the provisions of the Pension

Plan if within two years after a Change of Control of the

Company, the Executive is discharged without Cause or resigns for

Good Reason as each of those terms is defined in the Amended and

Restated Management Continuity Agreement ("MCA") between the

Executive and the Company dated the date hereof.

     7.   Termination of Employment.
          -------------------------

          (a)  Discharge for Cause. Notwithstanding any of the
               -------------------

foregoing provisions of this Agreement, the Board may, subject to this Section 7(a), discharge the Executive for Cause at any time during the term of this Agreement.  For the purposes of this

Section 7 cause shall mean: (i) conviction of a felony or crime involving an act of moral turpitude, dishonesty or misfeasance,

in each case that substantially interferes with the orderly

business of the Company or any of its subsidiaries, (ii) refusal of the Executive to follow or material neglect by the Executive of reasonable requests of the Company made pursuant to this

Agreement (other than any such refusal or neglect resulting from incapacity due to physical or mental illness), and (iii)

willfully engaging in conduct that substantially interferes with or damages the standing or reputation of the Company or any of its subsidiaries; provided, however, no termination for

Cause pursuant to either clause (ii) or (iii) hereof shall be effective unless the Company shall have first provided the Executive (A) 30 days written notice in the manner contemplated by Section 15 setting forth in reasonable detail the Company's basis for such termination, including the manner in which the Board believes the

Executive has not substantially performed her duties and (B) an opportunity to cure any deficiencies noted by the Company in such notice that Executive shall not have reasonably addressed (and if so reasonably addressed, shall be deemed cured) prior to the expiration of such 30-day period (the "For Cause Termination

Date").  In the event of termination of employment for Cause,

this Agreement and all of the rights and obligations of the

parties hereto shall forthwith terminate, except where this

Agreement expressly provides that any provisions survive

termination of this Agreement.  For purposes of this Section

7(a), no act or failure to act by the Executive shall be

considered "willful" unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          (b)  Termination by the Company.  If the Company
               --------------------------

terminates the Executive prior to termination of this Agreement

(except for Cause), the Company shall pay semi-monthly to the

Executive, or if she is not living, to her estate or to her

beneficiary designated hereunder, as the case may be, as

severance pay and as liquidated damages an amount equal to one-

half the average monthly rate of the Executive's salary paid and accrued including any amount the Executive has elected to defer during the 12 months immediately prior to his termination of employment plus one-twenty-fourth (1/24) of the greater of (A)

the previous three years' annual average total incentive

compensation award earned under the EnergyNorth, Inc. Key

Employee Performance and Equity Incentive Plan (the "Incentive

Plan") to the Executive, including any amounts the Executive has elected to defer and (B) the target level of incentive compensation under the Incentive Plan for the year in which such termination occurs.  Such payments shall commence on the last day of the month during which such termination occurs and shall continue through the end of the term of this Agreement.  The Executive shall continue to receive medical, dental, vision and life

insurance benefits paid by the Company which shall continue

through the end of the term of this Agreement and at the time the

Executive elects to retire under the provisions of the Pension

Plan, the Executive shall receive post-retirement medical

benefits and life insurance in accordance with the Company's then existing policies.

     The Executive shall not be required to mitigate the amount of any payment or benefits provided for by this Section 7 by seeking other employment or otherwise, and if the Executive does accept other employment, any payment or benefits hereunder shall not be reduced by any compensation earned or other benefits

received by the Executive as a result of such employment.

     In addition to the severance payment described in the first paragraph of this Section 7(b), if the Company terminates the

Executive prior to the termination of this Agreement (except for

Cause), the Company shall pay to the Executive in one payment,

within ten days of the Date of Termination (as defined below), an amount of cash equal to the product of (1) the number of shares of Company Common Stock forfeited by the Executive pursuant to

Section 9.1 of the EnergyNorth, Inc. Key Employee Performance and

Equity Incentive Plan and (2) the average closing prices of

Company Common Stock on the New York Stock Exchange on the five trading days ending on the Date of Termination (as defined

below).

     If the Company terminates the Executive prior to the

termination of this Agreement, the Company's obligations to the

Executive shall be limited to those specified in this Section 7.

It is understood that the Company shall not be under any

obligation to make payments pursuant to
this Section 7(b) upon any termination of employment which gives rise to payments under the MCA.

          (c)  Executive Termination for Cause or Death.  If the
               ----------------------------------------

Executive is terminated for Cause under Section 7(a) hereunder,

or is unwilling to perform services hereunder, or dies while employed, the Company shall have no further obligation hereunder to make payments to the Executive beyond the Date of Termination

(as defined below) of employment but shall be responsible for and obligated to pay to the Executive or her estate, as the case may be, all accrued but unpaid compensation hereunder.

          (d)  Disability.
               ----------

               (i)  In the event that the Executive, because of

accident, disability or physical or mental illness, is incapable of performing the essential functions of the job with or without reasonable accommodation, the Company shall have the right to terminate the Executive's employment under this agreement upon thirty (30) days' written notice to the Executive.  In the event of any determination pursuant to this Section 7(d), the Company shall make semi-monthly payments to the Executive in an amount equal to one-half of the monthly rate of salary paid and accrued to the Executive in the most recent month in which she was paid prior to the determination of her disability plus one-twenty fourth (1/24) of the greater of (A) the previous three years'

annual average total incentive compensation award earned under the Incentive Plan and (B) the target level of incentive

compensation under the Incentive Plan for the year in which such disability takes place, in each case, reduced by the amount of monthly payments made under any long-term disability insurance or plan of the Company, if any.  Such semi-monthly payments shall continue for the number of months remaining in the term of the agreement following  the date of her disability.  In addition, if the Executive becomes disabled
and the Executive has twenty (20) years or more of service

at the time of disability, the Company will continue to provide the same medical, dental and life insurance benefits as provided to other active employees until such time as the Executive

elects to retire under the provisions of the Pension Plan.

Disability for purposes of this section shall have the same

meaning as provided under any long-term disability policy of the Company which covers the Executive, or, if none, as defined in the EnergyNorth, Inc. Retirement Plan for Salaried Employees.

               (ii) Prior to a determination of disability as

provided in Subsection (i) of this Section 7(d), if the Executive fails to perform under this contract due to mental or physical illness, the period of such failure to perform prior to such determination of disability but subsequent to any accrued sick days, vacation days and reasonable leaves of absence shall be considered paid leave, and the Company shall continue to make salary payments to the Executive for the duration of such paid leave.  Any period during which the Executive is receiving

benefits under any long-term disability plan of the Company shall be considered unpaid leave.

               (iii)     The Company and the Executive

acknowledge and agree that any termination pursuant to Section

7(d) shall not be deemed a termination for Cause hereunder.

          (e)  Notice of Termination.  Any termination by the
               ---------------------

Company (other than a termination for Cause pursuant to Section

7(a)) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15.  For purposes of this Agreement, a "Notice of Termination" means a written notice which

               (i)  indicates the specific termination provision

in this Agreement relied upon,

                (ii) sets forth in reasonable detail the facts and

circumstances claimed to provide a basis for termination of the

Executive's employment under the provision so indicated, and

               (iii)     if the Date of Termination (as defined

below) is other than the date of receipt of such notice,

specifies the termination date (which date shall be not more than

15 days after the giving of such notice).

          (f)  Date of Termination.  "Date of Termination" means
               -------------------

               (i)  if the Executive's employment is terminated

by the Company for Cause, the For Cause Termination Date as

specified in the notice provided pursuant to Section 7(a),

               (ii) if the Executive's employment is terminated

by the Company other than for Cause, death or disability pursuant to Section 7(d), the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and

               (iii)     if the Executive's employment is

terminated by reason of death or disability pursuant to Section

7(d), the Date of Termination shall be the date of death of the

Executive or the date the Executive is determined to be incapable of performance in accordance with Section 7(d) of this Agreement,

as the case may be.

          (g)  Nothing under this Agreement shall affect the

Executive's right to receive payments under her Deferred

Compensation Agreement.

     8.   Executive's Obligations.
          -----------------------

          (a)  Non-Competition.
               ---------------
               (i)   Except as provided in Section 8(a)(ii),

while receiving payments from the Company under this Agreement and for a period of twelve months thereafter, the

Executive will not directly or indirectly, own, manage, operate,

control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business (other than the businesses of the Company) which is in direct competition with the business conducted by the Company or any of its

subsidiaries, in any geographic area where such business is being conducted during such period.  Nothing in this Section 8,

however, shall restrict the right of the Executive to own,

whether for herself or as a fiduciary, not more than 1% of the equity securities of a company any of the securities of which are registered under Sections 11(b) or 11(g) of the Securities

Exchange Act of 1934, as amended (the "Exchange Act").

               (ii) Notwithstanding anything contained herein to

the contrary, the Executive shall not be bound by the non-

competition covenant provided in Section 8(a)(i) in the event that, following a Change of Control (as defined in Section 4 of the MCA), either: (A) the Executive is terminated without Cause pursuant to Section 5(a) of the MCA or (B) the Executive

terminates her employment for Good Reason pursuant to Section

5(b) of the MCA.

          (b)  Non-Disclosure.  During the term of this Agreement
               --------------

and thereafter, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company or any subsidiaries or affiliates thereof) any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates thereof, including, without limitation, customer lists, cost information or pricing information, except where such

confidential information or proprietary data becomes generally known at the time of disclosure

(other than as a result of the Executive's wrongful disclosure)

or where the Executive is required by law to so disclose.

          (c)  Solicitation for Employment.  While she is
               ---------------------------

receiving payments from the Company under this Agreement or under the MCA, and for a period of six months thereafter, the Executive will not, directly or indirectly, employ, solicit for employment,

or advise or recommend to any other person that they employ or solicit for employment, any person employed at the time by the

Company or any of its subsidiaries for the purpose of competing with the Company in such manner as is described in Subsection (a)

of this Section 8.

     9.   Successor.
          ---------
     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no successor had taken place.  As used in this Agreement, "Company" shall mean the company as

hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this

Agreement by operation of law, or otherwise.

     10.  Entire Agreement.
          ----------------

     This Agreement contains the entire understanding of the

Company and the Executive with respect to the subject matter hereof.

     11.  Arbitration.
          -----------

     Any dispute or controversy between the parties relating to this Agreement shall be settled by binding arbitration in the

City of Manchester, State of New Hampshire, pursuant to the

governing rules of the American Arbitration Association and shall be subject to the provisions of

New Hampshire Revised Statutes Annotated Chapter 542.  Judgment

upon the award may be entered in any court of competent jurisdiction.

     12.  Assignability.
          -------------

     This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors,

administrators and other legal representatives.  Neither this

Agreement nor any right or obligation hereunder may be assigned by the Company or by the Executive without the other party's prior written consent.

     13.  Withholding.
          -----------

     The Company may withhold from any amounts payable under this

Agreement such Federal, state or local taxes as shall be

permitted to be withheld pursuant to any applicable law or

regulation.  The Company may withhold such other amounts as may be permitted by law.

     14.  Amendment; Waiver.
          -----------------
          This Agreement may be amended only by an instrument in

writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any

provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

     15.  Notices.
          -------

     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested,

postage prepaid, addressed as follows:

     If to the Executive:

     Michelle L. Chicoine
     8 Boxwood Road
     Bedford, NH 03110

     If to the Company:

     Robert R. Giordano
     President and CEO
     EnergyNorth, Inc.
     1260 Elm Street
     P.O. Box 329
     Manchester, NH 03105

     Copy:
     Richard Samuels, Esquire
     McLane, Graf, Raulerson & Middleton
     900 Elm Street
     P.O. Box 325
     Manchester, NH 03105

     or to such other address as either party shall have

furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

     16.  Validity.
          --------

     The invalidity or unenforceability of any provision or

provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this

Agreement affect the validity or enforceability of the balance of such provision.  If any provision of this Agreement, or portion thereof is so broad, in scope or duration, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

     17.  Beneficiary.
          -----------

     The Executive hereby designates as her beneficiary under

this Agreement David A. Goldman, provided that the Executive may change her beneficiary, or provide for alternate beneficiaries,

at any time by notifying the Company in writing of such change,

and no consent shall be required from the beneficiary or from the

Company.

     18.  Independent Covenants.
          ---------------------

     The obligations of the Executive set forth in paragraph 8

represent independent covenants by which the Executive is and will remain bound notwithstanding any breach by the Company, and shall survive the termination of this Agreement.

     19.  Applicable Law.
          --------------

     This Agreement shall be governed by and construed in

accordance with the substantive internal law and not the conflict of law provisions of the State of New Hampshire.

     IN WITNESS WHEREOF, the parties hereto have duly executed

this Agreement as of the date first mentioned above.

                              ENERGYNORTH, INC.


                              BY:/s/ Edward T. Borer
                                 -------------------------------
                                 EDWARD T. BORER
                                 Chairman - Board of Directors

                                   /s/ Michelle. L. Chicoine
                                 -------------------------------
                                 MICHELLE L. CHICOINE